Exhibit 4.2

REGISTERED

No.

PHILIP MORRIS INTERNATIONAL INC.

FLOATING RATE NOTES DUE 2020	PRINCIPAL AMOUNT
$
CUSIP NO. 718172 BY4
ISIN NO. US718172BY40

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PHILIP MORRIS INTERNATIONAL INC., a Virginia corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of $                     on February 21, 2020, and to pay interest thereon as set forth on the reverse of this Note.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear on the Securities Register or by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the person entitled thereto. All payments of principal, premium, if any, and interest in respect of this Note will be made by the Company in immediately available funds.

Additional provisions of this Note are contained on the reverse hereof, and such provisions shall have the same effect as though fully set forth in this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee for the Notes by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, PHILIP MORRIS INTERNATIONAL INC. has caused this instrument to be duly executed.

Dated: February 21, 2017

PHILIP MORRIS INTERNATIONAL INC.

By:
Name:	Frank de Rooij
Title:	Vice President Treasury and Corporate Finance

Attest:

By:
Name:	Jerry Whitson
Title:	Deputy General Counsel and Corporate Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Officer

Floating Rate Notes due 2020 - No.

(Reverse of Note)

PHILIP MORRIS INTERNATIONAL INC.

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness (hereinafter called the “Securities”) of the Company of the series hereinafter specified, which series is limited in aggregate principal amount to $300,000,000 (except as provided in the Indenture hereinafter mentioned), all such Securities issued and to be issued under an Indenture dated as of April 25, 2008 between the Company and HSBC Bank USA, National Association, as Trustee (herein called the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the rights and limitations of rights thereunder of the Holders of the Securities and of the rights, obligations, duties and immunities of the Trustee for each series of Securities and of the Company, and the terms upon which the Securities are and are to be authenticated and delivered. As provided in the Indenture, the Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted. This Note is one of a series of the Securities designated therein as Floating Rate Notes due 2020 (the “Notes”).

The Notes will bear interest from February 21, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 21, May 21, August 21 and November 21, in each year (each, an “Interest Payment Date”), commencing May 21, 2017.

The initial interest rate shall be 3 month LIBOR plus 42 basis points, determined on the second London business day prior to February 21, 2017. A “London business day” is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be February 6, May 6, August 6 and November 6 (whether or not a New York business day (as defined below)), as the case may be, next preceding such Interest Payment Date. If any Interest Payment Date (other than the maturity date or any earlier repayment date) falls on a day that is not a New York business day, the payment of interest that would otherwise be payable on such date will be postponed to the next succeeding New York business day, except that if such New York business day falls in the next succeeding calendar month, the applicable Interest Payment Date will be the immediately preceding New York business day. If the maturity date or any earlier repayment date of the Notes falls on a day that is not a New York business day, the payment of principal, premium, if any, and interest, if any, otherwise payable on such date will be postponed to the next succeeding New York business day, and no interest on such payment will accrue from and after the maturity date or earlier repayment date, as applicable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may be paid to the Person in whose name this

Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee for the Notes, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

A “New York business day” is any day other than a Saturday, Sunday or other day on which commercial banks are required or permitted by law, regulation or executive order to be closed in New York City.

The interest rate will be reset quarterly on February 21, May 21, August 21 and November 21 (each, an “Interest Reset Date”), commencing on May 21, 2017. However, if any Interest Reset Date would otherwise be a day that is not a New York business day, such Interest Reset Date will be the next succeeding day that is a New York business day, except that if the next succeeding New York business day falls in the next succeeding calendar month, the applicable Interest Reset Date will be the immediately preceding New York business day.

The initial interest period will be the period from and including February 21, 2017 to but excluding the first Interest Reset Date. The interest rate in effect during the initial interest period will be equal to 3 month LIBOR plus 42 basis points, determined two London business days prior to February 21, 2017.

After the initial interest period, the interest periods will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date (each, an “Interest Period”), except that the final Interest Period will be the period from and including the Interest Reset Date immediately preceding the maturity date to but excluding the maturity date. The interest rate per annum for the Notes in any Interest Period will be equal to LIBOR plus 42 basis points, as determined by the calculation agent. The interest rate in effect for the 15 calendar days prior to any repayment date earlier than the maturity date will be the interest rate in effect on the fifteenth day preceding such earlier repayment date.

The interest rate on the Notes will be limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

The calculation agent will determine LIBOR for each Interest Period on the second London business day prior to the first day of such Interest Period (each an “Interest Determination Date”).

LIBOR, with respect to any Interest Determination Date, will be the offered rate for deposits of U.S. dollars having a maturity of three months that appears on “Reuters Page LIBOR 01” at approximately 11:00 a.m., London time, on such Interest Determination Date. If on an Interest Determination Date, such rate does not appear on the “Reuters Page LIBOR 01” as of 11:00 a.m., London time, or if “Reuters Page LIBOR 01” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

If no offered rate appears on “Reuters Page LIBOR 01” or Bloomberg L.P. page “BBAM” on an Interest Determination Date, LIBOR will be determined for such Interest Determination Date on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in U.S. dollars are offered to prime banks in the London inter-bank market by four major banks in such market selected by the Company, for a term of three months commencing on the applicable Interest Reset Date and in a principal amount equal to an amount that in the judgment of the calculation agent is representative for a single transaction in U.S. dollars in such market at such time. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, LIBOR for such Interest Period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in New York City on such Interest Determination Date by three major banks in New York City, selected by the Company, for loans in U.S. dollars to leading European banks, for a term of three months commencing on the applicable Interest Reset Date and in a principal amount equal to an amount that in the judgment of the calculation agent is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected are not quoting as mentioned above, the then-existing LIBOR rate will remain in effect for such Interest Period, or, if none, the interest rate will be the initial interest rate.

Upon the request of any Holder of Notes, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date.

All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 5.876545% (or .05876545) would be rounded to 5.87655% (or .0587655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the Notes by the calculation agent will (in the absence of manifest error) be final and binding on the Holders of Notes and the Company.

Accrued interest on the Notes will be calculated by multiplying the principal amount of the Notes by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. For these calculations, the interest rate in effect on any reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding reset date or, if none, the initial interest rate.

Section 1010 of the Indenture shall be applicable to the Notes, except that (i) the term “Holder,” when used in Section 1010 of the Indenture, shall mean the beneficial owner of a Note or any person holding on behalf or for the account of the beneficial owner of a Note; (ii) the following language shall replace subsection (k) to Section 1010 of the Indenture “any tax, assessment or other governmental charge imposed pursuant to the provisions of Sections 1471 through 1474 of the Code” and (iii) the following language shall be included as subsection (l) to

Section 1010 of the Indenture “any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k).”

The Company may redeem the Notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice at a redemption price equal to the principal amount of such Notes plus any accrued interest and additional amounts to the date fixed for redemption if:

•	as a result of a change in or amendment to the tax laws, regulations or rulings of the United States or any political subdivision or taxing authority of or in the United States or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after February 21, 2017, the Company has or will become obligated to pay additional amounts with respect to the Notes as described in Section 1010 of the Indenture, or

•	on or after February 21, 2017, any action is taken by a taxing authority of, or any decision is rendered by a court of competent jurisdiction in, the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified in the bullet point above, whether or not such action is taken or decision is rendered with respect to the Company, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that the Company will become obligated to pay additional amounts with respect to the Notes, and the Company in its business judgment determines that such obligations cannot be avoided by the use of reasonable measures available to the Company.

If the Company exercises its option to redeem the Notes for tax reasons, the Company will deliver to the Trustee a certificate signed by an authorized officer stating that it is entitled to redeem the Notes and the written opinion of independent legal counsel if required.

The Indenture contains provisions for defeasance at any time of the entire principal of all the Securities of any series upon compliance by the Company with certain conditions set forth therein.

If an Event of Default (other than an Event of Default described in Section 501(4) or 501(5) of the Indenture) with respect to the Notes shall occur and be continuing, then either the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities of all series then Outstanding (or, if such default is not applicable to all series of the Securities, the Holders of at least 25% in principal amount of the then Outstanding Securities of all series to which it is applicable) (in each case voting as a single class) may declare the entire principal amount of the Securities of all series so affected due and payable in the manner and with effect provided in the Indenture. If an Event of Default specified in Section 501(4) or 501(5) occurs with respect to the Company, all of the unpaid principal amount and accrued interest then

Outstanding shall ipso facto become and be immediately due and payable in the manner with the effect provided in the Indenture without any declaration or other act by the Trustee or any Holder.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of all series of Securities affected thereby (voting as a single class). The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of all series affected thereby at the time Outstanding (voting as a single class) to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences to the affected series. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company to be maintained for that purpose in the Borough of Manhattan, The City of New York, or at any other office or agency of the Company maintained for that purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a like tenor and of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee for the Notes and any agent of the Company or such Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company, such Trustee nor any such agent shall be affected by notice to the contrary.

Certain of the Company’s obligations under the Indenture with respect to Notes may be terminated if the Company irrevocably deposits with the Trustee money or Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes, as provided in the Indenture.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

Certain terms used in this Note which are defined in the Indenture have the meanings set forth therein.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Name and address of Assignee, including zip code, must be printed or typewritten)

the within Note, and all rights thereunder, hereby irrevocably, constituting and appointing

Attorney to transfer the said Note on the books of Philip Morris International Inc. with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.